Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

EMail Address	central@cwilson.com
Our File No.	27595-01/CW1184061.1

May 23, 2007

KHD Humboldt Wedag International Ltd.

Suite 702, 7th Floor

Ruttonjee House, Ruttonjee Centre

11 Duddell Street

Central, Hong Kong

SAR, China

Dear Sirs:

Re: Registration Statement on Form S-8

                              We are counsel to KHD Humboldt Wedag International Ltd. (the “Company”), a corporation continued under the laws of the Province of British Columbia. In such capacity, we have assisted in the preparation of the registration statement of the Company on Form S-8 (the “Registration Statement”) covering up to 1,364,500 common shares (the “Shares”) that may be issued pursuant to the 1997 Stock Option Plan (Amended May 1998).

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the agreements, validly issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of Canada and the Province of British Columbia, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP